Exhibit 99.1

Community Bankers Trust Corporation and Essex Bank Announce

Termination of Written Agreement with Banking Regulators

December 11, 2012 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (NYSE MKT: BTC), announced today that the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of the Virginia State Corporation Commission have terminated their written agreement with the Company and the Bank. The parties had entered into the written agreement on April 21, 2011.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “I am very pleased and excited by our complete release from this enforcement action. Our talented and dedicated employees have worked diligently in conjunction with our primary regulators to remove old obstacles and to clean up the balance sheet in order to ensure a solid foundation for a successful banking franchise in the Mid-Atlantic markets.”

Mr. Smith added, “When I became interim Chief Executive Officer two years ago, we reported a net loss of $24.5 million through the third quarter of 2010, and we had over $43 million of non-performing loans. We had a material weakness in our financial reporting, and we had ineffective planning with no resolution in sight. As a result, our stock traded at that time at levels as low as 70 cents per share. Since that time, despite a difficult economy, we have been able to dramatically affect the position of the Company and make it an attractive investment. The release from the written agreement is the final chapter to one of the greatest turn-around stories in community banking today. I am happy for all of us here to have been able to be a part of it and, as always, we remain committed to returning long-term value for our stockholders.”

The Federal Reserve publicly announced the termination of the written agreement, which was effective December 5, 2012, in a press release dated December 11, 2012.

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About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates one loan production office. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, shared loss agreements with the FDIC; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: John M. Oakey, III
Community Bankers Trust Corporation
804-934-9999